Exhibit 99.1

Great Elm Capital Corp. Announces

THIRD Quarter 2026 Financial Results

Company to Host Conference Call and Webcast at 8:30 AM ET on November 3, 2026

Disciplined Portfolio Management and Selective Capital Deployment, Supported by a Growing Pipeline of Differentiated Investment Opportunities

Net Investment Income (“NII”) of $0.17 Per Share in 3Q26

NAV of $7.40 Per Share as of September 30, 2026

Strong Liquidity Position with Approximately $6 Million of Cash and Equivalents, $44 Million of Revolving Credit Facility Availability, and Ample Liquid Assets as of September 30, 2026

Redeemed $6.5 Million of GECCI Notes due April 2029, Retiring a Portion of Highest Cost and Nearest Term Debt

Year-to-Date through October 30, 2026, Repurchased Approximately 350,000 Shares at a 33% Discount to NAV on September 30, 2026

Board Declares $0.25 Per Share Distribution for 4Q26, Resulting in an Annualized Dividend Yield of 20.2% on GECC’s Closing Price as of October 30, 2026

PALM BEACH GARDENS, Florida, November 2, 2026 – Great Elm Capital Corp. (“we,” “our,” the “Company” or “GECC”) (NASDAQ: GECC), a business development company, today announced its financial results for the third quarter ended September 30, 2026.

Management Commentary

Jason Reese, Chairman of the Board of Directors and Chief Executive Officer of the Company, stated: “Our third quarter results reflect a challenging credit environment and continued pressure on certain portfolio investments, particularly our CLO joint venture. While net investment income and NAV declined during the quarter, we remain focused on strengthening portfolio performance, maintaining disciplined underwriting standards and positioning GECC for more consistent earnings and long-term value creation.

We made meaningful progress advancing our investment strategy during the quarter, expanding our pipeline of private investment opportunities and further diversifying the portfolio. We continue to emphasize credit quality, attractive risk-adjusted returns and durable cash income, while leveraging our institutional relationships to access differentiated opportunities across private credit and select equity investments. Importantly, our underlying credit portfolio remains healthy. We also saw positive momentum across our specialty finance platform, with distributions from Great Elm Specialty Finance increasing meaningfully during the quarter.

We remain actively engaged with our CLO partners to address performance and identify opportunities to enhance the value of those investments. At the same time, we continue to manage our balance sheet proactively, reducing our highest-cost debt while maintaining substantial liquidity and financial flexibility. We also repurchased shares at a significant discount to NAV, reflecting our confidence in the long-term value of our portfolio and our commitment to disciplined capital allocation.

Looking ahead, we believe our growing pipeline of differentiated investments, strong liquidity position and continued focus on portfolio optimization provide a solid foundation for improving earnings performance and creating long-term shareholder value.”

Recent Board Actions and Shareholder Returns

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The Company’s Board of Directors approved a quarterly dividend of $0.25 per share for the fourth quarter of 2026, equating to a 20.2% annualized yield on GECC’s October 30, 2026, closing price of $4.95.
▪
From July 1, 2026, through October 30, 2026, the Company repurchased 241,235 shares for approximately $1.2 million, at an average price of $4.95 per share or a 33% discount to the Company’s net asset value (“NAV”) on September 30, 2026.

Third Quarter and Recent Operating Highlights

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Total investment income (“TII”) for the quarter ended September 30, 2026, was $8.7 million, as compared to $10.9 million for the quarter ended June 30, 2026.
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The quarter-over-quarter decrease was primarily driven by a $2.0 million dividend received from the Company's investment in insurance-related preference shares in the prior quarter.
▪
Net investment income (“NII”) for the quarter ended September 30, 2026, was $2.4 million, or $0.17 per share, as compared to $4.5 million, or $0.32 per share, for the quarter ended June 30, 2026.
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The decrease in NII was primarily driven by lower TII and the reinstatement of incentive fee accruals following the waiver of such fees in the prior quarter.
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Net assets were $102.7 million, or $7.40 per share, as of September 30, 2026, as compared to $110.4 million, or $7.95 per share, as of June 30, 2026.
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The 6.9% quarter-over-quarter decrease in net assets was primarily driven by realized and unrealized investment losses, including a $3.3 million decrease in the fair value of the CLO Formation JV investment.
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During the quarter ended September 30, 2026, GECC received $0.8 million of distributions from its CoreWeave-related equity investment, bringing total distributions to date to approximately $10.3 million, well in excess of its $6.0 million original capital investment.
▪
GECC’s asset coverage ratio was 166.3% as of September 30, 2026, as compared to 166.4% as of June 30, 2026.

Financial Highlights – Per Share Data

	Q3/2025	Q4/2025	Q1/2026	Q2/2026	Q3/2026
Earnings Per Share ("EPS")	$(1.79)	$(1.57)	$(0.05)	$0.46	$(0.30)
Net Investment Income ("NII") Per Share	$0.20	$0.31	$0.36	$0.32	$0.17
Net Realized and Unrealized Gains / (Losses) Per Share	$(1.98)	$(1.88)	$(0.41)	$0.14	$(0.48)
Net Asset Value ("NAV") Per Share	$10.01	$8.07	$7.74	$7.95	$7.40
Distributions Paid / Declared Per Share	$0.37	$0.37	$0.30	$0.25	$0.25

Financial Review

Total investment income for the quarter ended September 30, 2026, was $8.7 million, or $0.63 per share. Total expenses for the quarter ended September 30, 2026, were $6.3 million, or $0.46 per share, including a $0.2 million excise tax benefit.

Net realized and unrealized losses for the quarter ended September 30, 2026, were approximately $6.6 million, or ($0.48) per share.

Liquidity and Capital Resources

As of September 30, 2026, cash and money market fund investments totaled approximately $6 million. In addition, GECC had $44 million of availability on its revolving line of credit (the “Revolver”) and ample liquid assets as of September 30, 2026.

As of September 30, 2026, total debt outstanding (par value) was $154.9 million, comprised of $50.0 million 8.50% senior notes due April 2029 (NASDAQ: GECCI), $41.4 million 8.125% senior notes due December 2029 (NASDAQ: GECCH), $57.5 million 7.75% senior notes due December 2030 (NASDAQ: GECCG), and $6.0 million on the Revolver due June 2029.

Distributions

The Company’s Board of Directors has approved a quarterly cash distribution of $0.25 per share for the quarter ending December 31, 2026, to be paid from distributable earnings. The fourth quarter distribution will be payable on December 31, 2026, to stockholders of record as of December 15, 2026.

The distribution equates to a 20.2% annualized dividend yield on the Company’s closing market price of $4.95 on October 30, 2026, and a 13.5% annualized dividend yield on the Company’s September 30, 2026, NAV of $7.40 per share.

Stock Repurchase Program

The Company’s Board of Directors authorized a stock repurchase program in October 2025, whereby the Company may opportunistically repurchase up to an aggregate of $10.0 million of its outstanding common shares. From July 1, 2026, through October 30, 2026, the Company repurchased 241,235 shares for $1.2 million, at an average price of $4.95 per share. From January 1, 2026, through October 30, 2026, the Company repurchased 349,653 shares for approximately $1.7 million, at an average price of $4.96 per share or a 33% discount to the Company’s NAV on September 30, 2026, leaving approximately $8.3 million of remaining capacity under the program for future repurchases.

Conference Call and Webcast

GECC will discuss these results in a conference call at 8:30 a.m. ET on November 3, 2026.

Conference Call Details

Date/Time: Tuesday, November 3, 2026 – 8:30 a.m. ET

Participant Dial-In Numbers:

(United States): 877-407-0789

(International): 201-689-8562

To access the call, please dial-in approximately five minutes before the start time and, when asked, provide the operator with passcode “GECC”. An accompanying slide presentation will be available via the “Events and Presentations” section of Great Elm Capital Corp.’s website here, after the issuance of the earnings release.

Webcast

The call and presentation will also be simultaneously webcast over the internet via the “Events and Presentations” section of GECC’s website or by clicking on the webcast link here.

About Great Elm Capital Corp.

GECC is an externally managed business development company that seeks to generate current income and capital appreciation by investing in debt and income generating equity securities, including investments in specialty finance businesses and CLOs. For additional information, please visit http://www.greatelmcc.com.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this communication that are not historical facts are “forward-looking” statements within the meaning of the federal securities laws. These statements include statements regarding our future business plans and expectations. These statements are often, but not always, made through the use of words or phrases such as “expect,” “anticipate,” “should,” “will,” “estimate,” “designed,” “seek,” “continue,” “upside,” “potential” and similar expressions. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. The key factors that could cause actual results to differ materially from those projected in the forward-looking statements include, without limitation: conditions in the credit markets, our expected financings and investments, including interest rate volatility, inflationary pressure, the price of GECC common stock and the performance of GECC’s portfolio and investment manager. Information concerning these and other factors can be found in GECC’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. GECC assumes no obligation to, and expressly disclaims any duty to, update any forward-looking statements contained in this communication or to conform prior statements to actual results or revised expectations except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Media & Investor Contact:

Investor Relations

investorrelations@greatelmcap.com

GREAT ELM CAPITAL CORP.

STATEMENTS OF ASSETS AND LIABILITIES (unaudited)

Dollar amounts in thousands (except per share amounts)

	September 30, 2026	December 31, 2025
Assets
Investments
Non-affiliated, non-controlled investments, at fair value (amortized cost of $190,290 and $254,313, respectively)	$155,840	$218,381
Non-affiliated, non-controlled short-term investments, at fair value (amortized cost of $5,586 and $32,803, respectively)	5,586	32,803
Affiliated investments, at fair value (amortized cost of $25,961 and $12,379, respectively)	8,244	-
Controlled investments, at fair value (amortized cost of $106,133 and $94,683, respectively)	81,358	79,887
Total investments	251,028	331,071

Cash and cash equivalents	-	1,834
Receivable for investments sold	637	3,215
Interest receivable	2,045	2,182
Dividends receivable	1,025	1,046
Due from affiliates	73	218
Deferred financing costs	480	256
Prepaid expenses and other assets	1,418	953
Total assets	$256,706	$340,775

Liabilities
Notes payable (including unamortized discount of $4,091 and $5,064, respectively)	$144,808	$189,319
Revolving credit facility	6,000	-
Payable for investments purchased	464	33,652
Interest payable	97	64
Accrued incentive fees payable	593	2,267
Due to affiliates	1,225	1,475
Accrued expenses and other liabilities	800	1,052
Total liabilities	$153,987	$227,829

Commitments and contingencies (Note 7)

Net Assets
Common stock, par value $0.01 per share (100,000,000 shares authorized, 13,889,750 shares issued and outstanding and 13,998,168 shares issued and outstanding, respectively)	$139	$140
Additional paid-in capital	358,239	358,778
Accumulated losses	(255,659)	(245,972)
Total net assets	$102,719	$112,946
Total liabilities and net assets	$256,706	$340,775
Net asset value per share	$7.40	$8.07

GREAT ELM CAPITAL CORP.

STATEMENTS OF OPERATIONS (unaudited)

Dollar amounts in thousands (except per share amounts)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2026	2025	2026	2025
Investment Income:
Interest income from:
Non-affiliated, non-controlled investments	$3,933	$5,907	$13,271	$18,869
Non-affiliated, non-controlled investments (PIK)	571	866	2,093	2,121
Affiliated investments	62	-	232	-
Affiliated investments (PIK)	13	-	149	-
Controlled investments	970	810	2,681	2,528
Total interest income	5,549	7,583	18,426	23,518
Dividend income from:
Non-affiliated, non-controlled investments	-	95	2,207	2,663
Controlled investments	2,647	1,965	7,762	9,245
Total dividend income	2,647	2,060	9,969	11,908
Other income from:
Non-affiliated, non-controlled investments	315	999	556	1,814
Non-affiliated, non-controlled investments (PIK)	183	-	183	174
Total other income	498	999	739	1,988
Total investment income	$8,694	$10,642	$29,134	$37,414

Expenses:
Management fees	$974	$1,253	$3,061	$3,803
Incentive fees	593	-	2,037	2,620
Administration fees	280	505	1,262	1,243
Custody fees	32	38	100	113
Directors’ fees	55	53	162	159
Professional services	642	587	1,743	1,470
Interest expense	3,692	5,485	11,816	14,054
Other expenses	260	50	838	665
Total expenses	$6,528	$7,971	$21,019	$24,127
Incentive fee waiver	-	-	(3,711)	-
Net expenses	$6,528	$7,971	$17,308	$24,127
Net investment income before taxes	$2,166	$2,671	$11,826	$13,287
Excise tax	$(208)	$238	$(34)	$374
Net investment income	$2,374	$2,433	$11,860	$12,913

Net realized and unrealized gains (losses):
Net realized gain (loss) on investment transactions from:
Non-affiliated, non-controlled investments	$(2,214)	$6,156	$3,360	$6,879
Affiliated investments	-	-	1	-
Realized loss on repurchase of debt	-	-	(2)	-
Total net realized gain (loss)	(2,214)	6,156	3,359	6,879
Net change in unrealized appreciation (depreciation) on investment transactions from:
Non-affiliated, non-controlled investments	996	(28,339)	(842)	(22,726)
Affiliated investments	(744)	-	(2,944)	-
Controlled investments	(4,638)	(2,262)	(9,979)	(6,882)
Total net change in unrealized appreciation (depreciation)	(4,386)	(30,601)	(13,765)	(29,608)
Net realized and unrealized gains (losses)	$(6,600)	$(24,445)	$(10,406)	$(22,729)
Net increase (decrease) in net assets resulting from operations	$(4,226)	$(22,012)	$1,454	$(9,816)

Earnings per share (basic and diluted):	$(0.30)	$(1.79)	$0.10	$(0.83)
Weighted average shares outstanding (basic and diluted):	13,889,750	12,315,210	13,921,112	11,808,363